Exhibit 99.1

Investor Contact: John Heller—952-229-7427 or ir@lifetimefitness.com

Media Contact: Jason Thunstrom—952-229-7435 or pr@lifetimefitness.com

FOR IMMEDIATE RELEASE

LIFE TIME FITNESS ANNOUNCES PLANNED RETIREMENT OF CHIEF FINANCIAL OFFICER

CHANHASSEN, Minn. (August 27, 2013) – Life Time Fitness, Inc. (NYSE: LTM), The Healthy Way of Life Company, today announced that Michael R. Robinson plans to retire as executive vice president and chief financial officer in early 2014.

Robinson’s nearly 12-year tenure with Life Time began in March 2002 when he was elected executive vice president and CFO. Previously, he served as executive vice president and CFO of Next Generation Network, Inc. from April 2000 to March 2002. Over a 17-year period prior to that, Robinson served in multiple senior management and financial roles with Honeywell International, Inc.

“I want to thank Mike for his leadership and many contributions as an invaluable member of our executive leadership team,” said Bahram Akradi, chairman, president and chief executive officer. “During his tenure, we have achieved many significant financial milestones, including an increase in revenue from $200 million to more than $1 billion, an initial public offering in 2004 and market capitalization in excess of $2 billion. Additionally, Mike’s proven leadership and track record in overseeing the Company’s accounting and finance functions has been critical in support of the healthy way of life organization Life Time has become.”

As a result of the announced planned change, Life Time will initiate a search for a new chief financial officer.

“I am proud to be a part of the Life Time team alongside so many talented and dedicated individuals,” said Robinson. “Together, we have built an organization that is well positioned for continued growth and success, all while making an ongoing positive impact upon the state of health in America. I look forward to supporting a seamless transition early next year with plans to spend more time with family and pursue other personal interests thereafter.”

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About Life Time Fitness, Inc.

As The Healthy Way of Life Company, Life Time Fitness (NYSE: LTM) helps organizations, communities and individuals achieve their total health objectives, athletic aspirations and fitness goals by engaging in their areas of interest—or discovering new passions—both inside and outside of Life Time’s distinctive and large sports, professional fitness, family recreation and spa destinations, most of which operate 24 hours a day, seven days a week. The Company’s Healthy Way of Life approach enables customers to achieve this by providing the best programs, people and places of uncompromising quality and value. As of August 27, 2013, the Company operated 106 centers under the LIFE TIME FITNESS® and LIFE TIME ATHLETIC® brands in the United States and Canada. Additional information about Life Time centers, programs and services is available at lifetimefitness.com.